Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13D Amendment No. 1, dated June 18, 2025, relating to the Common Stock, par value $0.01 per share, of Quanex Building Products Corporation shall be filed on behalf of the undersigned.

June 18, 2025
(Date)

Teleios Capital Partners GmbH

/s/ Igor Kuzniar
Name: Igor Kuzniar Title: Managing Officer
Teleios Global Opportunities Master Fund, Ltd. /s/ Carl Speck Name: Carl Speck Title: Director

Igor Kuzniar

/s/ Igor Kuzniar